Exhibit 77M

After the close of business on March 18, 2005, the Limited Term Government and Agency Fund (the Fund) acquired all of the assets and liabilities of Loomis Sayles Government Securities Fund (Government Securities Fund), pursuant to a plan of reorganization approved by the shareholders of the Government Securities Fund on March 10, 2005. The acquisition was accomplished by a tax-free exchange of 4,449,445.112 Class A shares of the Fund for 4,190,454.806 shares of Government Securities Fund Class A, 834,916.727 Class B shares of the Fund for 783,996.906 shares of Government Securities Fund Class B, and 356.134 Class Y shares of the
Fund for 337.738 shares of Government Securities Fund Class Y. Government Securities Fund net assets at that date of $58,846,725, including
$237,787 of net unrealized appreciation, were combined with those of the Fund. The aggregate net assets of the Fund immediately before the acquisition were $116,337,680. The combined net assets of the Fund immediately following the acquisition were $175,184,405. The Fund acquired capital loss carryovers, subject to limitations, of $4,791,200 from Government Securities Fund.